EXHIBIT 99.1

News Release                                                            [LOGO]
--------------------------------------------------------------------------------
                                For investor and media inquiries please contact:
                                                               Steve E. Kunszabo
                                                    Director, Investor Relations
                                                                    732-556-2220


FOR RELEASE THURSDAY, OCTOBER 7, 2004
-------------------------------------

  Centennial Communications Announces Record Fiscal First-Quarter 2005 Results;
  -----------------------------------------------------------------------------
                Company Raises 2005 Fiscal-Year Financial Outlook
                -------------------------------------------------


     o Fiscal first-quarter earnings per diluted share from continuing operations of $0.10, compared to a loss of $0.04 per diluted share from continuing operations in the prior-year quarter (Results from continuing operations for all periods presented exclude Centennial Cable TV due to its classification as a discontinued operation)

     o    Fiscal   first-quarter   adjusted  operating  income  from  continuing
          operations of $91.6 million, up 19 percent year-over-year from $76.7 million

     o Fiscal first-quarter consolidated revenue from continuing operations of $216.8 million, up 13 percent year-over-year from $191.3 million

     o Consolidated adjusted operating income growth outlook increased to 7-12 percent for fiscal 2005

WALL, N.J. - Centennial Communications Corp. (NASDAQ: CYCL) today reported income from continuing operations of $10.5 million, or earnings per diluted share from continuing operations of $0.10, for the fiscal first quarter of 2005. Results from continuing operations for all periods presented exclude Centennial Cable TV due to its classification as a discontinued operation. This compares to a loss from continuing operations of $3.9 million, or $0.04 per diluted share in the fiscal first quarter of 2004.

Adjusted operating income (AOI) from continuing operations for the fiscal first quarter was $91.6 million, as compared to $76.7 million for the prior year quarter. The consolidated AOI margin from continuing operations for the quarter was 42 percent. Adjusted operating income is defined as net income (loss) from continuing operations before minority interest in income of subsidiaries, income tax expense, other expense, interest expense-net, income from equity investments, loss (gain) on disposition of assets, and depreciation and amortization. Please refer to the Investor Relations section of our website at www.centennialwireless.com for a discussion and reconciliation of this and other Non-GAAP Financial Measures.

"Centennial remains committed to its vision of being a leading regional provider of telecommunications services in the markets it serves," said Michael J. Small, Centennial's Chief Executive Officer. "Our record financial results once again demonstrate our ability to consistently execute across all of our businesses."

Centennial reported fiscal first-quarter 2005 consolidated revenue from continuing operations of $216.8 million, which included $103.1 million from U.S. Wireless and $113.7 million from Caribbean Operations. Consolidated revenue from continuing operations grew 13 percent versus the fiscal first quarter of 2004.

OTHER HIGHLIGHTS
----------------


     o On September 6, 2004, the Company entered into a definitive agreement to sell its wholly owned subsidiary, Centennial Puerto Rico Cable TV Corp. ("Centennial Cable TV"), to an affiliate of Hicks, Muse, Tate & Furst Incorporated for approximately $155 million in cash. Completion of the transaction is subject to customary closing conditions, including regulatory approval of the transfer of Centennial Cable TV's cable franchises, and is expected to occur in early 2005.

     o On October 4, 2004, the Company announced that it completed its option exercise and purchased 10MHz of spectrum from AT&T Wireless, covering an aggregate of approximately 4.1 million population equivalents contiguous to its existing properties in Michigan and Indiana. The total price of the spectrum purchase was approximately $19.5 million. In addition, the Company also completed its sale of the Indianapolis and Lafayette, Indiana licenses it acquired from AT&T Wireless to Verizon Wireless for $24 million in cash. The net effect of both transactions is approximately 2.2 million incremental POPs acquired and $4.5 million cash received.

CENTENNIAL SEGMENT HIGHLIGHTS (All segment highlights reflect results from
-----------------------------
continuing operations)


     U.S. Wireless

     o Revenue was $103.1 million, an increase of 9 percent from the prior-year first quarter. U.S. Wireless revenue performance included $8.4 million in Universal Service Fund (USF) support from Louisiana, which was recorded as a result of an FCC order issued during the quarter. This support covers the period between January 2004 and August 2004. Approximately $5.0 million of the total USF revenue related to prior quarters. U.S. Wireless revenue growth was also driven by an increase of 4 percent, or $3.5 million, in retail revenues. This revenue growth was partially offset by a decline in roaming revenues which decreased 22 percent from $17.0 million in the fiscal first quarter of 2004 to $13.3 million this quarter.

     o AOI was $48.0 million, a 30 percent increase from the prior year period. AOI was favorably impacted by $8.4 million in USF support during the quarter. Approximately $5.0 million of the total USF support related to prior quarters. Solid retail operations also contributed to AOI growth during the quarter. Retail AOI margins expanded by approximately 600 basis points from the prior year quarter, moving up from 28 percent to 34 percent. Growth in AOI associated with the Company's retail operations and USF was partially offset by declines in roaming revenue and associated AOI.

     o The Company ended the quarter with 551,400 U.S. Wireless subscribers, which compares to 546,100 for the prior year quarter and to 555,000 for the previous quarter ended May 31, 2004.

     Caribbean Wireless

     o Revenue was $83.0 million, an increase of 12 percent from the prior-year first quarter, driven primarily by strong subscriber growth. Average revenue per subscriber decreased during the quarter primarily due to the impact of strong prepaid subscriber growth in the Dominican Republic as well as to increased sales of companion rate plans in Puerto Rico.

     o    AOI totaled $32.2 million, yielding an AOI margin of 39 percent.

     o    The  Company  ended  the  quarter  with  516,700  Caribbean   Wireless
          subscribers, which compares to 422,600 for the prior year quarter and to 496,200 for the previous quarter ended May 31, 2004.

     Caribbean Broadband


     o Revenue was $33.5 million, an increase of 27 percent year-over-year, driven largely by strong access line growth.

     o    AOI was $11.4 million, producing an AOI margin of 34 percent.

     o Switched access lines totaled approximately 54,000 at the end of the fiscal first quarter, representing an increase of nearly 3,800 lines from the end of the fiscal fourth quarter of 2004. Total Voice Grade Equivalent lines were 224,800 at the end of the quarter.


FISCAL 2005 OUTLOOK
-------------------

Centennial announced new consolidated AOI expectations for fiscal 2005.

     o Centennial projects growth in consolidated AOI from continuing operations of 7-12 percent for the full fiscal year 2005 over fiscal year 2004. Consolidated AOI from continuing operations for fiscal year 2004 was $315.5 million. This is an increase from the Company's previous outlook of 5-10 percent growth in consolidated AOI. The Company has not included a reconciliation of projected AOI because projections for some components of this reconciliation are not possible to forecast at this time.


CONFERENCE CALL INFORMATION
---------------------------

As previously announced, the Company will host a conference call to discuss results at 8:30 a.m. ET today. Callers can dial 800-238-9007 to access the call. The conference call will also be simultaneously webcast on the Investor Relations section of Centennial's website at http://www.centennialwireless.com/; click on Investor Relations. A replay of the conference call will also be available beginning Thursday, October 7 through Thursday, October 21 at both Centennial's Investor Relations website and http://www.streetevents.com/. Callers can also dial (888) 203-1112, Access Code 918992 to access an audio replay of the conference call.

                         CENTENNIAL COMMUNICATIONS CORP.
                     FINANCIAL DATA AND OPERATING STATISTICS
                                 August 31, 2004
                      ($000's, except per subscriber data)

                                                      Three Months Ended
                                                     Aug-04        Aug-03
                                                     ------        ------

         U.S. WIRELESS
         -------------

         Postpaid Wireless Subscribers                 531,800     526,300
         Prepaid Wireless Subscribers                   19,600      19,800
                                                        ------      ------
         Total Wireless Subscribers (1)                551,400     546,100
         Net (Loss) Gain - Wireless Subscribers (2)     (3,600)      7,600
         Revenue per Average Wireless Customer (6)         $62         $58
         Service Revenue Per Average Wireless Customer     $52         $44
         Roaming Revenue                               $13,308     $17,047
         Penetration - Total Wireless                     9.0%        9.0%
         Postpaid Churn - Wireless                        2.1%        1.8%
         Prepaid & Postpaid Churn - Wireless              2.6%        2.3%
         Monthly MOU's per Wireless Customer (3)           518         412
         Cost to Acquire                                  $347        $261
         Capital Expenditures                           $9,351      $7,493


         CARIBBEAN
         ---------

         Postpaid Wireless Subscribers                 375,500     316,400
         Prepaid Wireless Subscribers                  137,700     101,900
         Home Phone Wireless Subscribers                 3,500       4,300
                                                         -----       -----
         Total Wireless Subscribers                    516,700     422,600
         Net Gain  - Wireless Subscribers               20,500      24,000
         Revenue per Average Wireless Customer             $55         $60
         Penetration - Total Wireless                     4.0%        3.3%
         Postpaid Churn - Wireless                        2.4%        2.1%
         Prepaid  Churn - Wireless                        6.8%        5.1%
         Prepaid & Postpaid Churn - Wireless              3.6%        2.8%
         Monthly MOU's per Wireless Customer               947         894
         Cable Television Subscribers                   73,600      76,100
         Fiber Route Miles - Continuing Operations       1,134         900
         Fiber Route Miles - Discontinued Operations       626         626
         Switched Access Lines                          54,000      43,800
         Dedicated Access Line Equivalents             224,800     188,100
         On-Net Buildings                                1,237       1,034
         Capital Expenditures - Continuing Operations  $18,095     $16,308
         Capital Expenditures - Discontinued Operations $1,672      $1,037


         REVENUES (4)
         ------------

         U.S. Wireless                                $103,067     $94,454
                                                      --------     -------
         Caribbean - Wireless                          $83,005     $74,104
         Caribbean - Broadband                         $33,509     $26,283
         Caribbean - Intercompany                      ($2,799)    ($3,505)
                                                       -------     -------
         Total Caribbean                              $113,715     $96,882
                                                      --------     -------
         Consolidated - Continuing Operations         $216,782    $191,336
                                                      --------    --------
         Discontinued Operations                       $12,778     $12,017
                                                       -------     -------
         Caribbean - Intercompany                        ($218)      ($129)
                                                         -----       -----
         Consolidated - with Discontinued Operations  $229,342    $203,224
                                                      ========    ========

         Adjusted Operating Income (4),(5)
         ---------------------------------

         U.S. Wireless                                 $47,953     $36,941
                                                       -------     -------
         Caribbean - Wireless                          $32,238     $30,339
         Caribbean - Broadband                         $11,410      $9,378
                                                       -------      ------
         Total Caribbean                               $43,648     $39,717
                                                       -------     -------
         Consolidated - Continuing Operations          $91,601     $76,658
                                                       -------     -------
         Discontinued Operations                        $3,704      $3,384
                                                        ------      ------
         Consolidated - with Discontinued Operations   $95,305     $80,042
                                                       =======     =======

         NET DEBT
         --------

         Total Debt Less Cash                       $1,678,200  $1,700,900

          (1) Total wireless subscribers exclude 13,500 wholesale subscribers at August 2004 and 2,800 wholesale subscribers at August 2003.

          (2) Net gain excludes wholesale subscriber gain of 5,500 and 400 for the three months ended August 2004 and August 2003, respectively.

          (3) Monthly MOU's per wireless customer for the three months ended August 2003 have been restated to include free night and weekend minutes.

          (4)  As restated for the three months ended August 2003.

          (5) Adjusted operating income is net income (loss) before minority interest in income of subsidiaries, income tax expense, other expense, interest expense-net, income from equity investments, loss (gain) on disposition of assets, and depreciation and amortization.

          (6) Revenue per average wireless customer includes $5.0 million of Universal Service Fund (USF) revenue related to prior quarters. Revenue per average wireless customer excluding this $5.0 million of USF revenue is $59.

                     CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
                          CONSOLIDATED STATEMENTS OF OPERATIONS
                      (Amounts in thousands, except per share data)

                                                               Three Months Ended
                                                               ------------------
                                                         August 31,           August 31,
                                                           2004                 2003
                                                           ----                 ----
                                                                            (As Restated)

REVENUE:
     Service revenue                                        $ 210,356            $ 183,475
     Equipment sales                                            6,426                7,861
                                                                -----                -----
                                                              216,782              191,336
                                                              -------              -------

COSTS AND EXPENSES:
     Cost of services                                          41,490               37,516
     Cost of equipment sold                                    21,326               21,674
     Sales and marketing                                       24,624               22,141
     General and administrative                                37,741               33,347
     Depreciation and amortization                             29,158               29,911
     Loss (gain) on disposition of assets                         432                 (631)
                                                                  ---                 ----
                                                              154,771              143,958
                                                              -------              -------

OPERATING INCOME                                               62,011               47,378
                                                               ------               ------

INCOME FROM EQUITY INVESTMENTS                                    145                   24
INTEREST EXPENSE, NET                                         (36,479)             (49,032)
OTHER EXPENSE                                                    (878)                (858)
                                                                 ----                 ----

INCOME (LOSS) FROM CONTINUING OPERATIONS
         BEFORE INCOME TAX EXPENSE AND MINORITY
         INTEREST IN INCOME OF SUBSIDIARIES                    24,799               (2,488)

INCOME TAX  EXPENSE                                           (14,110)              (1,306)
                                                              -------               ------

INCOME (LOSS) FROM CONTINUING OPERATIONS
         BEFORE MINORITY INTEREST IN INCOME
         OF SUBSIDIARIES                                       10,689               (3,794)

MINORITY INTEREST IN INCOME OF SUBSIDIARIES                      (226)                (133)
                                                                 ----                 ----

INCOME (LOSS) FROM CONTINUING OPERATIONS                       10,463               (3,927)

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX                  (1,996)                (389)
                                                               ------                 ----

NET INCOME (LOSS)                                             $ 8,467             $ (4,316)
                                                              =======             ========

BASIC EARNINGS (LOSS) PER SHARE:
       INCOME (LOSS) FROM CONTINUING OPERATIONS                $ 0.10              $ (0.04)
       LOSS FROM DISCONTINUED OPERATIONS                        (0.02)             $ (0.00)
                                                                -----              -------

       NET INCOME (LOSS) PER SHARE                             $ 0.08              $ (0.04)
                                                               ======              =======

DILUTED EARNINGS (LOSS) PER SHARE:
       INCOME (LOSS) FROM CONTINUING OPERATIONS                $ 0.10              $ (0.04)
       LOSS FROM DISCONTINUED OPERATIONS                        (0.02)             $ (0.00)
                                                                -----              -------

       NET INCOME (LOSS) PER SHARE                             $ 0.08              $ (0.04)
                                                               ======              =======


WEIGHTED-AVERAGE SHARES OUTSTANDING DURING THE PERIOD:

       BASIC                                                  103,213               95,754
                                                              =======               ======
       DILUTED                                                104,281               95,754
                                                              =======               ======

                Proforma Impact of Corporate Expense Realloction
                ------------------------------------------------
       Due to Exclusion of Centennial Cable TV as a Discontinued Operation
       -------------------------------------------------------------------
                             (Amounts in thousands)

                                                                                 F4Q04      F3Q04    F2Q04      F1Q04
                                                                                 -----      -----    -----      -----
Caribbean Wireless
  Adjusted Operating Income (AOI), As Previously Reported(1)                     $30,931   $28,959   $30,743   $30,993
  Reallocation of Corporate Expenses                                               (641)     (621)     (638)     (654)
                                                                                   ----      ----      ----      ----
  Adjusted Operating Income (AOI) from continuing operations                     $30,290   $28,338   $30,105   $30,339
                                                                                 =======   =======   =======   =======

Caribbean Broadband
  Adjusted Operating Income (AOI), As Previously Reported(1)                     $18,571   $15,125   $13,598   $12,108
  Reallocation of Corporate Expenses/Exclusion of Cenntennial Cable TV           (4,008)   (3,021)   (2,754)   (2,730)
                                                                                 ------    ------    ------    ------
  as a discontinued operation
  Adjusted Operating Income (AOI) from continuing operations (2)                 $14,563   $12,104   $10,844    $9,378
                                                             ==                  =======   =======   =======    ======


(1)Represents reported results as restated in Centennial's 10-K/A filed 10/1/04.

(2)Reflects AOI from continuing operations excluding Centennial Cable TV as a discontinued operation

ABOUT CENTENNIAL

Centennial Communications (NASDAQ:CYCL), based in Wall, NJ, is a leading provider of wireless and integrated communications services in the United States and the Caribbean with over 1 million wireless subscribers. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial's Caribbean business owns and operates wireless networks in Puerto Rico, the Dominican Republic and the U.S. Virgin Islands and provides integrated voice, data, video and Internet solutions. Welsh, Carson Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding Centennial, please visit our websites http://www.centennialwireless.com/, http://www.centennialpr.com/ and http://www.centennialrd.com/

Cautionary statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial's expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the effects of vigorous competition in the telecommunications industry, which may increase churn, increase our costs to compete and decrease prices charged; the fact that many of our competitors are larger, better capitalized and less leveraged than we are, have greater resources than we do, may offer less expensive products than we do and may offer more technologically advanced products than we do; our substantial debt obligations, including restrictive covenants and consequences of default contained in our financing arrangements, which place limitations on how we conduct business; market prices for the products and services we offer may continue to decline in the future; general economic, business, political and social conditions in the areas in which we operate, including the Caribbean region, including the effects of world events, terrorism, wind storms and weather conditions on tourism in the Caribbean; uncertainty concerning the effect on our business of wireless local number portability, which permits the wireless phone numbers that we allocate to our customers to be portable when our customer switches to another carrier; continued overbuilding by personal communications service providers in our U.S. wireless markets and the effects of increased competition in our markets, which may cause increased subscriber cancellations, a continued reduction of prices charged, a reduction in roaming revenue and lower average revenue per subscriber; the availability and cost of additional capital to fund our operations, including the need to refinance or amend existing indebtedness; our dependence on roaming agreements for a significant portion of our U.S. wireless revenue and the continued price declines in roaming rates and potential reduction of roaming minutes of use; our dependence on roaming agreements for our ability to offer our wireless customers nationwide rate plans at competitive prices; our ability to attract and retain qualified personnel; the fact that our coverage areas are not as extensive as those of other wireless operators, which may limit our ability to attract and retain customers; the effects of consolidation in the telecommunications industry; the effects of governmental regulation of the telecommunications industry, including changes in the level of support provided to us by the Universal Service Fund; the capital intensity of the telecommunications industry, including our plans to make significant capital expenditures during the coming years to continue to build out and upgrade our networks and the availability of additional capital to fund these capital expenditures; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes; fluctuations in currency values related to our Dominican Republic operations; our ability to acquire, and the cost of acquiring, additional spectrum in our markets to support growth and advanced technologies; local operating hazards and risks in the areas in which we operate, including without limitation, terrorist attacks, hurricanes, tornadoes, earthquakes, windstorms and other natural disasters; our ability to manage, implement and monitor billing and operational support systems; the results of litigation filed or which may be filed against us, including litigation relating to wireless billing, using wireless telephones while operating an automobile or possible health effects of radio frequency transmission; the relative liquidity and corresponding volatility of our common stock and our ability to raise future equity capital; the control of us retained by some of our stockholders and anti-takeover provisions; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.